VENATOR EXECUTIVE
ELECTIVE DEFERRAL PLAN

This Elective Deferral Plan of Venator Materials PLC is effective as of January 1, 2018 except as otherwise provided in this Plan.

ARTICLE I
NAME

1.1    Name. The Plan shall be known as the "Venator Executive Elective Deferral Plan" and is hereinafter sometimes referred to as the "Plan".

ARTICLE II
PURPOSE

2.1    Purpose. This Plan has been created for the primary purpose of providing certain key employees with the flexibility to defer the receipt of income, including amounts that cannot be deferred under the provisions of the Venator 401(k) Plan because of legal limitations applicable to that plan. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and shall be administered as such.

ARTICLE III
DEFINITIONS

When used herein, the following words shall have the meanings indicated, unless the context clearly indicates otherwise:

3.1    Accounts. The words "Accounts" shall mean the Deferral Account described in Section 4.2, the Supplemental Matching Account described in Section 4.3, and the Supplemental Company Contributions Account described in Section 4.4.

3.2    Affiliate. The word "Affiliate" means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes an Employer, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code and regulations thereunder) with an Employer.

3.3    Beneficiary. The word "Beneficiary" shall mean the person or persons entitled to receive benefits upon the death of a Member under this Plan.

3.4	Change of Control.

(a)The words "Change of Control" shall mean the occurrence of one or more of the following events, subject to the remaining provisions of this Section 3.4:

(1)    any person or more than one person acting as a group (other than those persons described in (d) below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of Venator Materials PLC possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2)    the date a majority of members of the board of directors of Venator Materials PLC is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of Venator Materials PLC before the date of the appointment or election.

(b)With respect to an event described in subsection (a) above, such event shall be a Change of Control with respect to a Member only if Venator Materials PLC is one of the following:

(1)    The corporation for whom the Member is performing services at the time the event described in subsection (a) occurs; or

(2)    The corporation that is the majority shareholder of the corporation for whom the Member is performing services at the time of the event described in subsection
(a) occurs; or

(3)    A corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the corporation for whom the Member is performing services at the time the event described in subsection
(a) occurs.

(c)For purposes to determining ownership of stock in a corporation under this Section 3.4, the attribution rules described in Treasury Regulation §1.409A-3(i)(5)(iii) shall apply. For purposes of this Section 3.4, majority shareholder is a shareholder owning stock having more than 50 percent of the total fair market value and of the total voting power of the stock of such corporation. As used in this Section 3.4, the term "corporation" means an entity that is a corporation for federal tax purposes under Code Section 7701 and the regulations thereunder.

(d)The acquisition of additional control of Venator Materials PLC by any person or more than one person acting as a group who already own 35 percent or more of the total voting power of the stock of such corporation shall not be considered a Change of Control event under subsection (a)(1) above. Furthermore, acquisitions of stock ownership in Venator Materials PLC from Huntsman Corporation by any person or more than one person acting as a group shall not constitute a Change of Control under subsection (a)(l) above.

(e)The determination of whether persons are acting as a group for purposes of this Section 3.4 shall be made by applying the provisions of Treasury Regulation §l.409A- 3(i)(5)(vi)(D). It is the intent of this Section 3.4 that an event described herein will be a Change of Control with respect to a Member only if it is "change in the ownership or effective control of the corporation" within the meaning of Code Section 409A(a)(2)(A)(v) with respect to the Member.

3.5	Code. The word "Code" shall mean the Internal Revenue Code of 1986, as amended.

3.6    Commencement Date. The words "Commencement Date" shall mean the Termination Date of the Member, provided, however, if the Member is a Specified Employee as of the Termination Date, then the Commencement Date shall be the date that is six months after the Termination Date.

(a)"Specified Employee" means a Member who as of the Termination Date of the Member is considered a Key Employee of the Employer or a Related Employer, any stock of which is publicly traded (whether on an established securities market or otherwise) as of the Termination Date.

(b)A Member is considered a "Key Employee" for the entire 12 month period beginning on an April 1 (this April 1 is referred to herein as the applicable effective date) if the Member meets the requirements of Code Section 416(i)(l )(A)(i), (ii), or (iii) (applying the applicable regulations thereunder but disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on the December 31 immediately preceding the applicable effective date. For example, if the Member met the applicable requirements of Code Section 416(i) listed above at any time during the 2018 calendar year, then for the 12 month period beginning April 1, 2019 the Member will be considered a Key Employee.

3.7	Compensation. The word "Compensation" has the following meaning:

(a)    "Compensation" shall mean the total of all amounts paid by the Employer by reason of services performed by the Member, including any amount of annual general bonus pay and discretionary target bonus pay.

(b)    Notwithstanding the foregoing, the Member's Compensation shall be determined without taking into account any of the following:

(1)    Contributions or payments by the Employer for or on account of the Member under any employee benefit plan, including but not limited to any qualified pension plan and any health or welfare plan;

(2)    Compensation received within the United States that is not subject to employer income tax withholding under Code Section 3402 (or any successor thereof) or Compensation received outside the United States which would not be subject to such withholding if received within the United States;

(3)	Income caused by the exercise of stock options;

(4)    Income attributable to benefits received under any long term disability plan maintained by the Company; and

(5)    Automobile, housing, hardship, travel, meal or entertainment allowance; relocation expenses, including relocation allowance, living expenses; lump sum payments upon termination of employment; travel bonus; miscellaneous, memo or other lump sum earnings; foreign service premium; severance payments; tax assistance program payments; payments for medical or dental insurance waivers, insurance additive; and other taxable fringe benefits including physical exams and Christmas gifts or awards.

(c)    Notwithstanding the foregoing, a Member's Compensation shall include contributions made on behalf of the Member under a salary reduction agreement to any plan of the Employer qualifying under Code Sections 125, 401(k), or 408(k), and any amounts earned but deferred at the election of the Member pursuant to the terms of this Plan or any other nonqualified deferred compensation plan of the Employer.

3.8    Deferral Account. The words "Deferral Account" shall mean the account maintained on the books of the Employer as described in Section 4.2.

3.9    Employer. The word "Employer" shall mean Venator Materials PLC (Venator) or any successor thereof, if its successor shall adopt this Plan. In addition, unless the context indicates otherwise, as used in this Plan the term "Employer" shall also mean and include all participating employers.

Any Affiliate of Venator that has been granted permission by the board of directors of Venator to participate in this plan will thereby become a participating employer in this Plan. This permission shall be granted under such conditions and upon such conditions as the board of directors of Venator deems appropriate. As of the Effective Date, Huntsman P&A Americas LLC is a participating employer in the Plan. By a separate schedule, an adopting employer may set forth the manner in which this Plan will apply to its participating employees. The obligations of an Employer hereunder shall be limited to the employees of that Employer participating in this Plan.

3.11    Member. The word "Member" shall mean an executive employee of an Employer who is specifically designated as a Member by the President (or the employee of the Employer who has the responsibilities of the chief executive officer of that Employer if there is no employee with the title of president) of that Employer. The designation shall specify the date as of which the executive employee becomes a Member of the Plan. The Members as of the effective date of the Plan are set forth on the Schedule attached to this Plan. Notwithstanding the foregoing provisions of this section, the President of the Employer (or the employee of the Employer who has the responsibilities of the chief executive officer of that Employer if there is no employee with the title of president) shall have full discretion to adjust the status of any individual that is an employee of that Employer for purposes of this Plan (whether to include an employee or to remove an employee or to set or adjust the terms of participation) In the event an individual ceases to be a Member of the Plan or otherwise experiences a change in status, any right to make deferrals into this Plan shall thereupon cease. Any rights earned under this Plan prior to the change in status shall be paid to the individual at such time as it would otherwise have been, but for the change in status, under the terms of this Plan.

3.12    Plan. The word "Plan" shall mean the Elective Deferral Plan set forth in and by this document, as the same may be amended from time to time.

3.13    Plan Administrator. The words "Plan Administrator" shall mean the person or entity designated by the President of Venator to administer this Plan. In the absence of an effective designation, it shall mean the Global Compensation & Benefits Director of Venator (or the employee with the responsibilities of the benefits director of Venator if there is no employee with that title).

3.14	Plan Year. The words "Plan Year" shall mean the calendar year.
3.15    Related Employer. The word "Related Employer" means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) determined without regard to Sections l 563(a)(4) and (e)(3)(C) thereof), and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) and regulations thereunder) with an Employer.

3.16    401(k) Plan. The words "401(k) Plan" shall mean the Venator 401(k) Plan and any successor to that Plan.

3.17    401(k) Plan Member. The words "401(k) Plan Member" shall mean any Member of this Plan who is participating in the 401(k) Plan.

3.18    Supplemental Company Contributions Account. The words "Supplemental Company Contributions Account" shall mean the account maintained on the books of the Employer as described in Section 4.4.

3.19    Supplemental Matching Account. The words "Supplemental Matching Account" shall mean the account maintained on the books of the Employer as described in Section 4.3.

3.20    Termination Date. The words "Termination Date" mean the date as of which the Plan Administrator reasonably determines that no further personal services to the Employer or any Affiliate, whether as an employee or otherwise, will be provided by the Member (or reasonably determines that the anticipated level of bona fide services by the Member to be performed after such date is no more than 20 percent of the average level of services provided during the immediately preceding 36-month period (or the full period during which services were rendered if less than 36 months)). For purposes of this determination, the Member shall be treated as continuing to provide personal services for purposes of this Plan during the period up to six months that the Member is on military leave, sick leave or other bona fide leave of absence, or treated as continuing to provide personal service during the entire period of such leave if the Member retains the right to reemployment under applicable law or by contract at the end of such leave.

3.21    Unforeseeable Emergency. The words "Unforeseeable Emergency" of a Member shall mean a severe financial hardship to the Member resulting from an illness or accident of the Member, the spouse of the Member, the beneficiary of the Member or a dependent of the Member (as defined in Code Section 152, without regard to Code Sections 152(b)(l), (b)(2) and (d)(l)(B)), loss of the Member's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member that is determined by the Plan Administrator to be an "unforeseeable emergency" within the meaning of Code Section 409A(a)(2)(B)(ii).

ARTICLE IV
ACCOUNTS

4.1    Deferral Election.

(a)To the extent permitted by (b) below, each Member may elect to defer the receipt of a portion of his or her Compensation. Subject to (c) below, the election must be made prior to the beginning of the year during which the services are performed to which the Compensation relates and it cannot be modified on or after the beginning of such year. Notwithstanding the forgoing, a Member who first becomes a Member during a year may make an election within 30 days of the date he or she first becomes a Member which election shall apply to Compensation relating to services performed after the election is made. For purposes of determining when a Member first becomes a Member of the Plan, any other plan of the Employer that must be aggregated with this Plan for purposes of applying the requirements of Code Section 409A shall be treated as part of this Plan. An election shall be in writing and shall conform to the applicable rules and procedures established by the Plan Administrator.

(b)A Member may not elect to defer more than 75 percent of the Compensation of the Member which relates to the year to which the election relates (applying this limit separately to bonus payments in the discretion of the Plan Administrator).

(c)The Plan Administrator may provide for separate elections with respect to regular salary and bonus payments. To the extent an election relates to bonus payments which are determined by the Plan Administrator to qualify for the special election rules applicable to performance-based compensation under Code Section 409A, the election will be timely for purposes of (a) above if it is made no later than six months before the end of the performance period for the bonus as determined under Code Section 409A; provided, however, that in no event may the election be made after the bonus has become readily asce1iainable (as defined in Treasury Regulation§1.409A-2(a)(8)). Such election cannot be modified on or after the date that is the earlier of six months before the end of the performance period or the date that the bonus has become readily asce1iainable.

(d)Notwithstanding the restrictions on the modification of elections of (a) and (c) above, the deferral elections of a Member who elects under Section 5.5 to receive a distribution upon an Unforeseeable Emergency shall be cancelled as of the date of the election under Section 5.5. The cancellation shall be applicable to all payroll periods of the year ending after the cancellation. Following a cancellation, no further elections of deferral may be made with respect to Compensation for services rendered during that year.

4.2    Establishment and Determination of Deferral Account. The Employer shall establish a Deferral Account on its books for each Member that is an employee of that Employer. The Deferral Account of a Member shall be credited with each of the following:

(a)Under rules established by the Plan Administrator, the Employer shall credit to the Deferral Account of the Member the amount specified in a proper election of the Member under Section 4.1 at the time the Compensation would otherwise have been paid to the Member. The Compensation actually paid to the Member for the period by the Employer shall be reduced by the amount credited to the Deferral Account under this Section 4.2(a).

(b)As of the end of each month, and as of the date the benefit is payable under A1iicle V, the Employer shall adjust the Deferral Account of a Member under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account since the last day of the preceding month if the account had been invested for the applicable period in the investments selected in advance by the Member from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the fund selected in its sole discretion by the Plan Administrator.
(c)The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to be made to the Deferral Accounts to reflect the timing of investment elections made by the Member and the timing of amounts being credited or debited to the Deferral Accounts.

The Deferral Account balance of a Member shall be debited with the amount paid to or on behalf of the Member under this Plan related to that account.

4.3    Establishment and Determination of Supplemental Matching Account. The Employer shall establish a Supplemental Matching Account on its books for each 40l(k) Plan Member that is an employee of that Employer. The Supplemental Matching Account of a 40l(k) Plan Member shall be credited with each of the following:

(a)As of the end of each Plan Year, the positive difference, if any, between (1) and (2) below:

(1)    The matching contribution allocations that would have been credited to the account of the 401(k) Plan Member for the Plan Year if those allocations had been made under the 40l(k) Plan (i) by taking into account the defe1rnls made by the Member under the 401(k) Plan and Section 4.1 of this Plan, (ii) by taking into account the Compensation of the Member for the Plan Year, and (iii) without taking into account the limitations of Code Sections 415, 401(k), 401(m) and 401(a)(l7).

(2)    The matching contribution allocations that have been credited to the account of said 401(k) Plan Member under the 401(k) Plan for the Plan Year in accordance with the terms of the 401(k) Plan.

(b)As of the end of each year, and as of the date the benefit is payable under Article V, the Employer shall adjust the Supplemental Matching Account of a 401(k) Plan Member under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account since the last day of the preceding year if the account had been invested for the applicable period in the investments selected in advance by the Member from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the fund selected in its sole discretion by the Plan Administrator.

(c)The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to be made to the Supplemental Matching Accounts to reflect the timing of investment elections made by the Member and the timing of amounts being credited or debited to the Supplemental Matching Accounts.

The Supplemental Matching Account balance of a Member shall be debited with the amount paid to or on behalf of the Member under this Plan related to that account.

4.4    Establishment and Determination of Supplemental Company Contributions Account. The Employer shall establish a Supplemental Company Contributions Account on its books for each Member that is an employee of that Employer. The Supplemental Company Contributions Account of a Member shall be credited with each of the following:
(a)As of the end of each Plan Year, the positive difference, if any, between (1) and
(2)below for each Plan Year (or a fraction thereof for the Plan Year during which the Member enters the Plan or the Plan Year during which the account becomes payable under Article V):

(1)    The contributions that would have been credited to the account of the Member in the 401(k) Plan for the Plan Year with respect to fixed percentage employer contributions that would have been made under the 401(k) Plan (i) by taking into account the Compensation of the Member earned during the Plan Year, and (ii) without taking into account the limitations of Code Sections 415 and 401(a)(l 7).

(2)    The fixed percentage employer contributions allocated to the account of said Member under the 401(k) Plan for the Plan Year in accordance with the terms of the 401(k) Plan.

The account for a Plan Year under this Section 4.4(a) shall be credited on the latest day of the Plan Year (or if earlier as of the date the account becomes payable under Article V during the Plan Year).

(b)The account shall be adjusted at the end of each year (and as of the date the account becomes payable under Article V if that date is not the end of a year) under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account if the account had been invested for the applicable period in the investments selected in advance by the Member from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in a fund selected in its sole discretion by the Plan Administrator. The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to be made to the account to reflect the timing of investment elections made by the Member and the timing of amounts being credited or debited to the account.

(c)The Supplemental Company Contributions Account balance of a Member shall be debited with the amount paid to or on behalf of the Member under this Plan related to that account.

4.5	Special Expatriate Credits.

(a)Notwithstanding Section 4.1, a Member who is an Expatriate temporarily assigned to a country in which an election to defer salary into the Plan is not allowed by domestic labor law shall not be able to elect any deferrals under Section 4.1 relating to Compensation for services in such country during such assignment.

(b)To the extent a Member who is an Expatriate is unable to make elective deferrals under this Plan during the temporary assignment, whether because of legal prohibitions or because of the tax costs under the laws of the applicable jurisdiction, the following shall apply:

(1)    The Employer in its discretion may credit from time to time to the Deferral Account of the Member an amount as determined by the Employer which credit shall be treated for purposes of the Plan as if it were made under a deferral election under Section 4.1 (including the crediting of amounts under Section 4.3 to the Supplemental Matching Account of the Member, the crediting of amounts under Section 4.4 to the Supplemental Company Contributions Account of the Member with respect to such credits, together with the crediting of appropriate investment adjustments applying the investment adjustments provisions of Sections 4.2, 4.3 and 4.4).

(2)    Upon the return of the Member to service in the United States, the Member may make a special election from time to time under rules established by the Plan Administrator to make elective deferrals to this Plan from Compensation relating to services provided following the foreign assignment that the Member would have deferred under this Plan during such assignment if the Member had been employed in the United States. Such election shall be subject to the requirements of Section 4.1, including the requirements that the election be made during the year prior to the year during which the services are provided to which the Compensation relates. In determining the extent to which the Member may make elections to defer Compensation under this subparagraph, there shall be taken into account any credits to the accounts of the Member made under subparagraph (1) above and the rate of deferrals by the Member under the Plan prior to the temporary foreign service. At the time deferrals based upon a proper election under this subparagraph are credited to the Deferral Account of the Member, the Compensation actually paid to the Member for the period by the Employer shall be reduced. Under rules established by the Plan Administrator, appropriate credits shall be made to the Supplemental Matching Account under Section 4.3 and the Supplemental Company Contributions Account under Section 4.4, together with appropriate investment adjustments shall be credited to the accounts applying the provisions of Sections 4.2, 4.3 and 4.4 so that the Member making a deferral hereunder is in substantially the same position under the Plan as if the Member had deferred such amounts during the temporary foreign service.

(d)    "Expatriate" means any Member who is or has been assigned to work temporarily outside of the United States for the Employer or an Affiliate.

4.6    Statement of Accounts. The Plan Administrator shall provide to each Member within ninety (90) days after the close of each Plan Year, a statement in such form as the Plan Administrator selects setting forth the balance, if any, in the Accounts of the Member as of the last day of the Plan Year just ended.

4.7.    Accounting Device Only. The Accounts shall be utilized solely as a device for the measurement and determination of the amounts tube paid to the Member under this Plan. None of the Accounts shall constitute or be treated as a trust fund of any kind.

ARTICLE V
PAYMENT OF ACCOUNTS

5.1    Benefit Payment. A Member shall be entitled to a payment equal to the amount credited to his or her Accounts as of the Commencement Date. The payment shall commence to be paid within 60 days of the Commencement Date on a date selected by the Plan Administrator in its sole discretion.
5.2    Form of Payment. The amount due the Member shall be paid in the form as elected by the Member in writing (or through any electronic means or method approved by the Plan Administrator) that is determined by the Plan Administrator to be both (i) valid in accordance with the terms of the Plan as it existed at the time the election was made and (ii) an election that if honored will not cause the Plan to fail to be in compliance with the requirements of Code Section 409A to the extent applicable to the Plan:

(a)	A single cash lump sum; or

(b)	Annual installments over a period of three years; or

(c)	Annual installments over a period of five years; or

(d)	Annual installments over a period of ten years.

In the event payment is made in installments, the accounts used to measure the amount due the Member shall continue to be adjusted under rules prescribed by the Plan Administrator as provided in Sections 4.2(b), 4.3(b) and 4.4(b).

It is understood that under rules established by the Plan Administrator a Member may make a separate election as to the form of payment for deferrals and contributions credited to the Member's accounts (together with related earnings credits) for each year if the election is made before the beginning of the applicable year. The form of payment election made for a year shall continue to apply to future years until a timely change in the election is made for a subsequent year. In the event no form of payment has been elected (or the election made is not valid either because it did not satisfy the applicable requirements of the Plan or because it would cause the Plan in the view of the Plan Administrator to fail to comply with Code Section 409A), the amount due the Member shall be paid in a form of a single lump sum payment.

Notwithstanding the foregoing, in the event the sum of the accounts of the Member at the Commencement Date does not exceed the limit of Code Section 402(g)(l)(B), determined as of the Commencement Date, such benefits shall be paid in the form of a single lump sum payment to the Member without regard to the form of payment elected by the Member.

5.3    Election to Change Form of Payment. A Member may change his or her election of the form of payment for a particular year to another form available under Section 5.2 by submitting a written election form to the Plan Administrator; provided

(a)such election shall not take effect for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator; and

(b)if the Commencement Date is based upon a separation from service (other than on account of Disability) then notwithstanding any other provisions of this Plan the payment or payments to which the Member is entitled shall not commence to be paid to the Member until 5 years from the date that the payment or payments would otherwise have commenced if the election to change the form of payment had not been made.

A Commencement Date shall be on account of a Disability if the Plan Administrator determines that the employment ended because of Disability. Disability means an impairment which results in the Member being disabled within meaning of Code Section 409A(a)(2)(C) as determined by the Plan Administrator.

5.4    Payment to Beneficiary. In the event a Member dies before receiving his or her full benefit under this Plan, the Employer shall pay any remaining amount due on behalf of the Member hereunder to the Beneficiary of the Member. Such payment shall be in the form of a single cash payment. The payment shall be paid within 60 days following the date of death on a date selected by the Plan Administrator in its sole discretion. A Member may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator. If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the spouse of the Member, if any, or if there is no surviving spouse and the Member is a 40l(k) Plan Member, then the Beneficiary shall be the person entitled under the terms of the 401(k) Plan to receive any death benefits payable under the 401(k) Plan on account of the death of that Plan Member. If there is no Beneficiary after application of the foregoing provisions of this Section, then the payment shall be made to the estate of the Member. I funder these rules the benefits are payable to the estate of the Member, and either the Plan Administrator cannot locate a qualified representative of the deceased Member's estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Member's heirs at law, determined in accordance with the law of the State of the Member's domicile in effect as of the date of the Member's death.

5.5    Distribution During Employment. Prior to the Commencement Date, a Member may request a distribution of all or a portion of the amount credited to his or her Deferral Account and Supplemental Matching Account in the event of an Unforeseeable Emergency. The Plan Administrator shall determine, in a non-discriminatory manner, whether a Member has an Unforeseeable Emergency. The amount of the distribution shall be limited to the amounts reasonably necessary to satisfy the emergency need as determined by the Plan Administrator applying the provisions of the applicable regulations under Code Section 409A (including taking into account the tax costs of the distribution and the amounts available from other sources of the Member).

5.6    Discretionary Distribution for Taxes. The Plan is intended to comply with the provisions of Code Section 409A. In the event the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder, the Plan Administrator may, in the Plan Administrator's sole discretion, distribute to the affected Member(s) the amount(s) such Member(s) are required to include in income as a result of such failure of the Plan to comply with Code Section 409A and such regulations. In the event of such a distribution, the affected Member(s)'s benefits hereunder shall be adjusted to reflect the value of the amount so distributed.

At the discretion of the Plan Administrator, the amount necessary to pay the: (A) Federal Insurance Contributions Act tax imposed under Code Sections 3101, 312l(a) and 312l(v)(2) (the "FICA Amount"), and/or (B) Railroad Retirement Act tax imposed under Code Sections 3201, 3211, 323l(e)(l) and 323 l(e)(8) (the "RRTA Amount) on compensation deferred under the Plan, may be distributed to the affected Member and the benefits of such Member hereunder shall be adjusted to reflect the value of the amount so distributed. Additionally, in its discretion, the Plan Administrator may provide for the distribution to the affected Member of the amount necessary to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the distribution of the FICA Amount or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event however, shall the total amount distributed pursuant to this paragraph to a particular Member with respect to the Member' s deferrals under the Plan exceed the aggregate of the FICA Amount and the RRTA Amount with respect to such deferrals, and the income tax withholding related to such FICA Amount or RRTA Amount. The benefits of such Member hereunder shall be adjusted to reflect the value of the amount so distributed.

ARTICLE VI
CHANGE OF CONTROL BENEFIT

In the event of a Change of Control with respect to the Member, the Member (or the Beneficiary of the Member if the Member is deceased) shall be entitled to receive an amount equal to the remaining balance of the Accounts of the Member, if any, as of the date of the Change of Control as determined by the Plan Administrator and thereafter nothing further shall be payable with respect to the Member under the Plan. The benefits payable under this A1iicle VI shall be paid in the form of a single cash lump sum payment within 60 days of the date of the Change of Control on a date selected by the Plan Administrator in its sole discretion.

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1    Plan Administration. The Plan Administrator shall have the full authority to interpret and construe the Plan and to issue such administrative procedures as it deems appropriate. The Plan Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Plan Administrator's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

7.2    Claims Procedure. The Plan Administrator shall establish reasonable procedures for the submission and review of claims with respect to benefits under the Plan. A copy of the claims procedures for the Plan shall be available from the Plan Administrator. The failure of a claimant to follow the claims procedures with respect to a claim, including the review procedures, shall result in the loss of the right to bring an action in court with respect to the claim.

7.3    Amendment and Termination. The Employer may amend or terminate the Plan as it relates to the employees of that Employer at any time, provided, however, that (1) no such amendment or termination shall adversely affect the benefit to which a Member or the Beneficiary of such Member would be entitled immediately prior to the date of such amendment or termination if the employment of the Member had then ended unless the change is necessary to keep the Plan in compliance with the applicable provisions of the law, including Code Section 409A, and (2) 110 such amendment or termination shall cancel or revoke an election made by the Member under Section 4.1 for the year in which the amendment or termination occurs prior to the end of that year unless to do so is determined by the Employer in good faith not to cause the Plan to fail to comply with Code Section 409A. In the event of a termination of the Plan, benefits shall be retained under the terms of the Plan until the Member reaches his or her Commencement Date under the Plan; provided, however, the Employer may elect to make distribution earlier to the Member if the Employer determines in good faith that such distribution does not cause the Plan to fail to comply with Code Section 409A. The liabilities of this Plan relating to a Member may in the discretion of the Employer be transferred to another plan or program of the Employer, provided that the Employer determines in good faith that the transfer and the provisions of the plan or program receiving the transfer applicable to the transfer do not result in any change to the benefits being transferred that would cause such benefits to be subject to income taxation under the Code prior to distribution to the Member. The Plan Administrator may amend this Plan in the place of the Employer so long as the amendment does not materially increase the cost of the Plan to the Employer.
Except as otherwise expressly provided in other sections of this Plan, the payment of any benefits under the Plan may not be accelerated, including upon the amendment or termination of the Plan, except in a manner that the Employer determines in good faith does not cause the Plan to fail to comply with Code Section 409A.

7.4    Payments. The Employer will pay all benefits arising under this Plan. There shall be deducted from each payment any federal, state or local withholding or taxes or charges which may be required under applicable law as determined by the Employer.

7.5    Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

7.6    Status of Plan. Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Member or for any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Member's only interest hereunder being the right to receive the benefits set forth herein. To the extent any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

7.7    Indemnification. To the extent permitted by law, the Employer shall indemnify each member of the Board of Directors and any other employee of the Employer to whom duties are assigned with respect to this Plan, against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of his or her conduct in the performance of his or her duties under the Plan, except in relation to matters as to which he or she acted fraudulently or in bad faith in the performance of such duties. This right of indemnification shall be in addition to any other right to which the Board or other person may be entitled as a matter of law or otherwise, and shall pass to the estate of a deceased person.

7.8    Reports and Records. The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

7.9    Finances. The costs of the Plan shall be borne by the Employer. The rights of the Member (or of his or her Beneficiary) to benefits under the Plan shall be solely those of an unsecured general creditor of the Employer. Any assets acquired by or held by the Employer or set aside in a trust that may be established by the Employer: shall not be deemed to be held as security for the performance of the obligations of the Employer under this Plan. Notwithstanding the foregoing, to the extent under the terms of any trust set up by an Employer payments are made by the Trustee of said Trust to the Member with respect to benefits under this Plan, such payments shall satisfy the obligations of the Employer hereunder to the extent of the payments made.
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7.10    Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Member, or as a right of any Member to be continued in employment of the Employer, or as a limitation on the right of the Employer to discharge any of its employees, with or without cause.

7.11    Applicable Law. All questions pe1iaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Texas.

7.12    Headings. The headings of Sections and Articles in this Plan are for convenience purposes only and shall in no way control or be used in the interpretation of the content of the Sections or A1iicles or this Plan as a whole.

7.13    Number and Gender. Where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender shall include both other genders.

ARTICLE VIII
TRANSFER OF EMPLOYEES AMONG AFFILIATED COMPANIES

The transfer of a Member from employment with the Employer to employment with an Affiliate shall not be deemed a termination of employment under this Plan. If the Affiliate is an Employer under this Plan, that Employer shall determine whether the Member shall continue to participate in this Plan as an employee of that Employer. For purposes of this Plan, the last Employer of a Member shall be liable for the Member's benefits hereunder even though a portion of the liability is attributable to periods of service for another Employer.

To the extent a succeeding Employer permits an Employee to participate in this Plan, such Employer shall determine the extent to which the prior elections made by the Member shall continue to apply to the Member. In the event the Member is transferred to an Affiliate that does not participate in this Plan, the Member shall cease to be eligible to make deferrals under this Plan but the former Employer shall continue to maintain the Accounts of the Member until the benefits become payable to the Member hereunder.

Dated this 29th day of December, 2017.

VENATOR MATERIALS PLC

By: /s/ Russ R. Stolle
Name: Russ. R. Stolle
Title: Senior Vice President, General
Counsel and Chief Compliance Officer

HUNTSMAN P&A AMERICAS LLC

By: /s/ Russ R. Stolle
Name: Russ. R. Stolle
Title: Senior Vice President, General
Counsel and Chief Compliance Officer